Exhibit 99.2

UDR Announces Expiration and Results of Tender Offer for Any and All of
Its Outstanding 3.750% Medium-Term Notes Due 2024

DENVER, CO — July 21, 2020 — UDR, Inc. (the “Company”) (NYSE: UDR) announced today the expiration of the previously announced cash tender offer by the Company for any and all of its outstanding 3.750% medium-term notes due 2024 (CUSIP No. 90265E AJ9) (the “Notes”), on the terms and subject to the conditions set forth in the Offer to Purchase, dated July 14, 2020 (the “Offer to Purchase”), and the related Notice of Guaranteed Delivery attached to the Offer to Purchase (the “Notice of Guaranteed Delivery”). The tender offer is referred to herein as the “Offer.” The Offer to Purchase and the Notice of Guaranteed Delivery are referred to herein collectively as the “Offer Documents.” As of the expiration of the Offer at 5:00 p.m., New York City time, on July 20, 2020 (the “Expiration Time”), $116,894,000, or 38.96%, of the $300,000,000 aggregate principal amount of the Notes had been validly tendered and delivered (and not validly withdrawn), excluding Notes tendered pursuant to a Notice of Guaranteed Delivery, in the Offer at or prior to the Expiration Time. These amounts exclude $725,000 aggregate principal amount of the Notes tendered pursuant to the guaranteed delivery procedures (the "Guaranteed Delivery Procedures") described in the Offer to Purchase. Payment for the Notes purchased pursuant to the Offer is intended to be made on or around July 21, 2020 (the “Settlement Date”), except for those Notes validly tendered and delivered pursuant to the Guaranteed Delivery Procedures. Payment for the Notes tendered pursuant to a Notice of Guaranteed Delivery and purchased pursuant to the Offer is intended to be made on or around July 23, 2020 (the “Guaranteed Delivery Settlement Date”).

As previously announced, the “Tender Offer Consideration” will be $1,101.92 for each $1,000 principal amount of the Notes, plus accrued and unpaid interest to, but not including, the Settlement Date, payable on the Settlement Date or the Guaranteed Delivery Settlement Date, as applicable. The Offer will be funded from a portion of the net proceeds from the previously announced issuance and sale by the Company of 2.100% Medium-Term Notes due 2032.

The Offer was made pursuant to the Offer to Purchase and the Notice of Guaranteed Delivery. J.P. Morgan Securities LLC acted as the  dealer manager for the Offer and Citigroup Global Markets Inc. and Wells Fargo Securities, LLC acted as co-dealer managers for the Offer.

This press release shall not constitute an offer to buy or a solicitation of an offer to sell any Notes. The Offer is being made solely pursuant to the Offer Documents. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Company by J.P. Morgan Securities LLC, Citigroup Global Markets Inc. or Wells Fargo Securities, LLC or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements include, without limitation, statements regarding timing and consummation of the purchase of the Notes, risks and uncertainties related to market conditions and satisfaction of customary closing conditions related to the purchase of Notes and the Company’s offering of notes and its intended use of proceeds. Such statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the impact of the COVID-19 pandemic and measures intended to prevent its spread or address its effects, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning the availability of capital and the stability of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments and redevelopments, delays in completing lease-ups on schedule or at expected rent and occupancy levels, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels and rental rates, expectations concerning joint ventures and partnerships with third parties, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of March 31, 2020, UDR owned or had an ownership position in 51,587 apartment homes including 878 homes under development. For over 47 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates.

Contact: UDR, Inc.

Trent Trujillo

ttrujillo@udr.com

720-283-6135

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